Exhibit 99.1

For Release:  7:00 a.m. ET  Contacts:   Julie S. Ryland, EGN, 205-326-8421

Monday, October 16, 2006 Jeffrey L. Mobley, CHK, 405-767-4763

Energen Resources and Chesapeake Energy Announce Partnership

 to Explore and Develop Natural Gas from Alabama Shales

BIRMINGHAM, Alabama and OKLAHOMA CITY, Oklahoma (October 16, 2006) ― Energen Resources Corporation, the oil and gas subsidiary of Energen Corporation (NYSE: EGN), and Chesapeake Energy Corporation (NYSE: CHK) today jointly announced that Energen Resources has sold a 50 percent interest in its lease position in various shale plays in Alabama to Chesapeake for cash and a carried drilling interest. In addition, the two companies have signed an agreement to form an area of mutual interest (AMI) to focus on the further exploration and development of these shale plays throughout Alabama.

Energen Resources received $75 million in cash from Chesapeake for a 50 percent interest in Energen Resources' existing shale lease position of approximately 200,000 net acres in Alabama. Chesapeake also will pay for Energen Resources' first $15 million of future drilling costs. For at least the next ten years, the two energy companies will partner on a 50-50 basis on new leases, development and operations in the AMI. The purchase is subject to post-closing and other adjustments.

Management Comments

"We are very pleased to have Chesapeake join with us in this exciting venture," said James T. McManus, President of Energen and Energen Resources. "Chesapeake is widely recognized as a leader in developing unconventional natural gas plays and has significant experience in the high-profile Barnett, Woodford and Fayetteville shales in Texas, Oklahoma and Arkansas as well as several others in the United States.

"Energen Resources has substantial geological expertise and data in its home-state of Alabama," McManus added. "We are the largest producer of onshore gas in Alabama and have extensive knowledge of coalbed methane and other tight formations. Together, Energen Resources and Chesapeake are well-equipped to maximize the development potential of natural gas from a variety of shales in Alabama," he said.

Aubrey K. McClendon, Chesapeake's Chief Executive Officer, commented: "We are very proud to partner with Energen Resources in these promising new shale opportunities in Alabama. Energen Resources is a premier independent in the U.S., and we are very fortunate to be able to partner with them in their home state of Alabama, an area in which they have an extensive history and significant competitive advantages.

"Chesapeake's presence in Alabama accomplishes our goal of building a significant leasehold position in every major shale play east of the Rockies," McClendon said. "We now own approximately 4.25 million net acres of prospective shale leasehold onshore in the U.S. including: 650,000 net acres in the Barnett and Woodford shale plays in the Delaware Basin of West Texas; 200,000 net acres in the Barnett Shale play in the Fort Worth Basin; 100,000 net acres in the Woodford shale play in southeast Oklahoma; 1,000,000 net acres in the Fayetteville shale play in Arkansas; 200,000 net acres in the New Albany shale play in southern Illinois and northwestern Kentucky; 2,000,000 net acres in various new shale plays in Appalachia; and now 100,000 net acres in the shale plays of Alabama. We believe this is the largest shale leasehold position in the industry and also believe these unconventional shale acreage positions will provide Chesapeake with unique competitive advantages for years to come and will expose our shareholders to unproved reserves that dwarf the company's existing eight trillion cubic feet equivalent of proved natural gas reserves."

This release contains statements expressing future plans and objectives that constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. They include the plans of Energen and Chesapeake to explore and develop various Alabama shale plays in an area of mutual interest. A more complete discussion of risks and uncertainties that could affect future results of Energen and Chesapeake is included in each company's periodic reports filed with the Securities and Exchange Commission.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition and development of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 1.7 trillion cubic feet equivalent of proved reserves in the San Juan, Permian and Black Warrior basins and in the North Louisiana/East Texas area. More information is available at www.energen.com

Chesapeake Energy Company is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States. The company's Internet address is www.chkenergy.com

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